Exhibit 99.1

Contacts: Media Relations James Fisher 703-433-8677 james.w.fisher@sprint.com

Investor Relations
Kurt Fawkes
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS FIRST QUARTER 2007 RESULTS

•	Net subscriber additions of nearly 600,000 increase base to more than 53.6 million

•	Strong demand for Sprint, Boost Mobile and MVNO services; PowerSource dual-band devices post solid debut

•	Continued industry leadership in wireless data services

•	Strong growth in Internet Protocol (IP) services

•	Business investments enhance capabilities, coverage and differentiation

First Quarter Segment Results

Wireless

•	Total revenues of $8.7 billion; direct service revenues increased 4% year-over-year

•	Adjusted Operating Income* of $253 million impacted by accelerated resource commitments

•	Adjusted OIBDA* of $2.4 billion exceeds capital investment by $1 billion

Wireline

•	Total revenues of $1.6 billion; 28% growth in IP revenues year-over-year

•	Adjusted Operating Income* of $78 million reflects voice, legacy data trends

•	Adjusted OIBDA* of $205 million exceeds capital investment by $61 million

RESTON, Va. — May 2, 2007 — Sprint Nextel Corp. (NYSE: S) today reported first quarter 2007 financial results. In the quarter, the company added nearly 600,000 net new subscribers, expanded network coverage and capabilities and significantly increased investments in business operations. The company reported strong demand for wireless data services and wireline IP services and achieved a fast start for its PowerSourceTM handset offering that combines the best push-to-talk, voice and data capabilities on one device. The company also substantially completed a major headcount reduction, continued to build momentum on its planned fourth generation wireless data offering and launched a market trial for a Boost Mobile unlimited local calling plan.

In the first quarter of 2007, diluted earnings per share (EPS) from continuing operations were a loss of 7 cents, compared to income of 5 cents in the first quarter of 2006. Adjusted EPS before Amortization* was 18 cents compared to 26 cents in the year-ago period. The lower earnings in the quarter are due to reduced contributions from operations and lower non-operating income, partially offset by fewer common shares outstanding.

Consolidated net operating revenues of $10.1 billion in the first quarter were modestly above revenues in the year-ago period. Reflecting increased operating expenses, consolidated adjusted OIBDA* of $2.6 billion declined 12% from the first quarter of 2006. First quarter capital expenditures were $1.6 billion and free cash flow* was approximately $500 million.

“Our plans in 2007 call for a substantial increase in the funding of business operations to build long term growth and profitability,” said Gary Forsee, Sprint Nextel chairman and CEO. “We established a quick ramp on these investments in the first quarter to accelerate our progress. These increased commitments, along with notably higher device subsidies to drive acquisition and retention, impacted our profitability in the quarter. However, we are seeing some positive tradeoffs in the form of enhanced competitiveness. Examples include:

•	Double-digit annual growth in prime credit post-paid acquisitions;

•	Continuing improvements in the customer experience;

•	Good progress in integrating our disparate network users through new PowerSource devices and transitioning to a single billing and service delivery platform;

•

Stronger key brand recognition metrics as a result of an increase in year-over-year advertising spend, and further enhancement of our marketing potential with the announcement of a new advertising agency;

•	iDEN and CDMA networks now performing at their “best ever” levels; and

•	Great strides in planning for next generation capabilities, including announcing the market launch schedule for our WiMAX broadband wireless data services.

“In the quarter, we had solid performance in our CDMA post-paid business, including sequential growth in both gross and net additions and improved customer churn,” said Forsee. “We also achieved a stronger Boost Mobile customer gain, continued growth in MVNO channels and good velocity with PowerSource sales. Together, these four lines of business generated 1.3 million net additions during the first quarter. However, these gains were partially offset by a decline in the iDEN post-paid subscriber base reflecting prior network constraints, which have since been largely mitigated.

“Overall post-paid subscriber retention rates again trended slightly positive in the quarter, and reported net add performance was ahead of expectations. In the quarter, 44% year-over-year growth in wireless data services continued to partially offset voice revenue declines. In the Wireline segment, we reported 28% growth in IP services year-over-year, and increased the number of cable telephony customers we serve by more than 200,000 during the quarter. Over the course of the year, we expect to achieve improving profitability in consolidated results, consistent with our previously announced annual guidance,” Forsee said.

Editor’s Note:

In accordance with purchase accounting rules, Sprint Nextel’s reported results for the first quarter which ended March 31, 2006, reflect affiliate acquisitions as of the acquisition date.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (in millions, except per share amounts) Diluted EPS below is from continuing operations.

	Quarter Ended March 31,		% Δ
Financial Data	2007	2006
Net operating revenues	$10,096	$10,074	—%

Adjusted operating income*	315	598	(47)%
Adjusted OIBDA*	2,583	2,944	(12)%

Income (loss) from continuing operations	(211)	164	NM

Diluted earnings (loss) per share	$(0.07)	$0.05	NM

Capex	$1,607	$1,243	29%

Free cash flow*	$497	$808	(38)%

The following is a discussion of Consolidated results.

•	Revenues in the quarter reflect growth in Wireless, offset by lower Wireline revenues.

•	The decline in adjusted OIBDA* in the quarter was due to lower contributions from both Wireless and Wireline.

•

Interest expense, net of interest income, was $336 million compared to $310 million in the year-ago period, and other non-operating income was a net loss of $4 million in the current period versus a gain of $76 million in 2006.

•	The effective income tax benefit rate in the first quarter was 37.8% compared to an expense rate of 34.4% in the first quarter of 2006.

•	Non-cash compensation cost was $73 million in the first quarter versus $105 million in the same period in 2006.

•	Net debt* was $19.8 billion at the end of the quarter.

•	During the quarter, the company retired affiliate and other debt with the proceeds of a new $750 million unsecured loan agreement.

•

In the first quarter, Sprint Nextel acquired approximately $300 million of its common stock through open market purchases. At the end of the first quarter, cumulative stock buybacks were approximately $1.9 billion under an approved plan that authorizes total purchases of up to $6 billion through the first quarter of 2008.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31,		% Δ
Financial Data	2007	2006
Net operating revenues	$8,723	$8,518	2%
Adjusted operating income*	253	461	(45)%
Adjusted OIBDA*	2,395	2,684	(11)%
Adjusted OIBDA margin	29.7%	34.9%
Capex[1]	$1,403	$1,071	31%

[1]	Capex includes re-banding capital, but excludes non-network rebanding costs

The following is a discussion of our Wireless results.

Subscribers

•	In the quarter, Wireless added nearly 600,000 subscribers and ended the quarter with a total subscriber base of 53.6 million, a 10 percent increase from the year-ago period.

•	Post-paid subscribers declined by 220,000, reflecting a gain in CDMA and PowerSource subscribers, offset by a decline in iDEN subscribers.

•	At the end of the quarter, the company served 41.6 million post-paid subscribers, including 24.7 million on CDMA, 16.5 million on iDEN and 400,000 PowerSource users who access both platforms.

•	Boost Mobile prepaid net subscriber additions were 275,000 for the quarter, bringing the ending base to 4.3 million. Boost Unlimited additions were minimal in the quarter.

•	Wholesale channels added 467,000 subscribers in the quarter, and the total base at the end of the period was 6.8 million.

•	Affiliate channels added 46,000 in the quarter, increasing the base to 945,000.

•

In the quarter, the company announced the availability of Upstage by Samsung, the first U.S. wireless phone designed with a revolutionary form factor that optimizes music capabilities with the look of a phone on one side and an MP3 player on the other. Sprint also bolstered its music leadership with the announcement of plans to offer song downloads from the Sprint Music StoreSM for 99 cents each – the lowest rate available for over-the-air song downloads purchased in the United States.

Churn

•

Post-paid churn for the quarter was 2.3%, compared to a little over 2.3% in the fourth quarter 2006 and 2.1% in the year-ago first quarter. In the quarter, CDMA churn improved sequentially and year-over-year. The iDEN post-paid churn rate increased in the quarter, although total deactivations were modestly lower sequentially. Churn within the former Nextel Partners base improved from the fourth quarter but remained significantly above core iDEN levels.

•

Boost Mobile prepaid churn was 7.0% for the quarter compared to 6.5% in the fourth quarter 2006 and 5.4% in the first quarter of 2006. Boost Mobile churn was partially impacted by actions to remove inactive subscribers.

Revenues/ARPU

•

Net operating revenues increased 2% compared to the year-ago period. This was due to a 4% increase in direct service revenues and a 29% increase in wholesale and affiliate revenues, partially offset by a 22% decline in equipment revenues. The lower equipment revenues are due to lower gross additions and more competitive pricing. Compared to the year-ago period, prime credit gross additions increased 14%, while sub-prime declined more than 30%. Sequentially, post-paid gross additions were flat and prepaid gross additions increased. Total revenues declined 3% sequentially due to a lower post-paid average revenue per user, or ARPU, and a decline in equipment revenues associated with more aggressive acquisition and retention handset pricing.

•

Post-paid ARPU in the quarter was a little more than $59, a decline of slightly less than 5% from the year-ago period and a decline of a little under 2% sequentially. In the quarter, lower voice contributions to ARPU were partially offset by increased data contributions. CDMA ARPU declined 1% from the year-ago period while iDEN ARPU declined 9%.

•	Boost Mobile ARPU was a little more than $32 for the quarter, which was a 2% sequential improvement but a 12% decline from a year ago.

•

Data service revenues were nearly $1.2 billion in the quarter, an increase of 44% compared to the year-ago period and a 5% sequential increase. Data contributed $9.25 or 16% of overall ARPU in the quarter and represented more than 20% of CDMA ARPU.

Operating Expenses

•	Total operating expenses were $8.6 billion in the quarter, an increase of 7% year-over-year and 2% sequentially.

•

In the quarter, costs of services increased 11% compared to the year-ago period but were flat sequentially. The year-over-year increase is due to increased network costs to support a larger footprint and subscriber base and new EV-DO data capabilities. EV-DO revision A, which provides industry-leading wireless data speeds, currently reaches a population area covering nearly 200 million people, and the CDMA and iDEN voice networks both cover an area of more than 270 million people.

•

Cost of products increased 10% year-over-year and 8% sequentially. The major contributors to the increase were handset mix, the ramp-up of higher cost PowerSource devices, and costs associated with restocking Boost Mobile handsets in selected iDEN markets.

•

SG+A costs increased 7% from the first quarter of 2006 and 5% sequentially, mainly due to higher advertising costs, increased dealer commissions and sequentially higher employee incentive compensation. Bad debt expense increased from the year-ago period, but declined sequentially. Depreciation expense decreased 4% from the year-ago first quarter and decreased 7% from the fourth quarter. The decrease was mainly due to lower depreciation rates determined under group life depreciation accounting. This decrease was partially offset by business acquisitions and an increase in the deployed capital asset base.

Capital Spending

•	In the quarter, Adjusted OIBDA* exceeded capital investment by $992 million.

•	Total capital investment in the quarter was $1.4 billion and was targeted at increasing network capacity, footprint and new functionality.

•

In the quarter, there was minimal capital spending associated with the WiMAX broadband network, but the rate of capital expenditures is expected to increase over the course of the year, with plans calling for initial market deployments by year end.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended March 31,		% Δ
	2007	2006
Net operating revenues	$1,598	$1,666	(4)%
Adjusted operating income*	78	117	(33)%
Adjusted OIBDA*	205	239	(14)%
Adjusted OIBDA margin*	12.8%	$14.3%

Capex	$144	$92	57%

The following is a discussion of our Wireline results.

•	Sequential revenue comparisons were partially impacted by reduced billing adjustments in the fourth quarter 2006, which reflected improved billing and dispute resolution processes.

•

In the quarter, Internet Protocol (IP) revenues increased 28% year-over-year and 8% sequentially due to strength in dedicated IP services for enterprise customers and strong growth in cable VOIP services.

•

Total voice revenues declined 7% from the year-ago period and 2% sequentially. Year-over-year growth in affiliate and wholesale revenues was offset by declines in consumer and retail business revenues.

•	In the quarter, legacy data services declined 17% year-over-year and 11% sequentially, mainly due to technology migration.

•	At the end of the quarter, Wireline was supporting more than 1.7 million cable telephony subscribers and added more than 200,000 subscribers in the quarter.

•

First quarter operating expenses increased 1% year-over-year and 4% sequentially. First quarter spending reflects higher costs of services to support cable telephony expansion and a sequential increase in employee incentive compensation, partially offset by a sequential decline in depreciation due to lower rates determined under group life depreciation accounting.

•	Adjusted operating income* in the quarter was impacted by non-recurring operating losses in an international product.

•	Capital investment in the quarter of $144 million was targeted at additional capacity and IP services.

•	Adjusted OIBDA* exceeded capital spending by $61 million.

Forward-Looking Guidance

Sprint Nextel is reiterating 2007 guidance as follows:

•	Full year consolidated operating revenues of $41 to $42 billion.

•	Adjusted OIBDA* of $11.0 to $11.5 billion.

•	Capital spending of approximately $7.2 billion and an investment of up to $800 million for intangible costs associated with re-banding iDEN spectrum.

The company expects to continue with its program of buying back shares of its common stock over the course of the year. The company will vary the amount and timing of these purchases from time to time as the program proceeds.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as income from continuing operations, before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income from continuing operations, before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Net Income (Loss) is defined as income (loss) from continuing operations before special items, net of tax. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, restructuring and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Long Distance. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net, from continuing operations. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, forward-looking guidance, continuation of our previously announced share buy-back program, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the potential impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the PCS Affiliates that we have acquired, including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•

the inability of third parties to perform to our requirements under agreements related to our business operations, including a significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications, or to develop new technologies or features for our iDEN®, network;

•	the impact of adverse network performance;

•	the costs of compliance with regulatory mandates, particularly requirements related to the Federal Communications Commission’s Report and Order;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving more than 53.6 million customers at the end of the first quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a)

(millions, except per share data)

TABLE No. 4

	Quarter Ended
	March 31, 2007	March 31, 2006
Net Operating Revenues	$10,096	$10,074

Operating Expenses

Costs of services	2,971	2,821

Costs of products	1,379	1,253

Selling, general and administrative (1)	3,303	3,132

Severance, lease exit costs and asset impairments (2)	174	38

Depreciation	1,355	1,408

Amortization	913	938

Total operating expenses	10,095	9,590

Operating Income	1	484

Interest expense	(367)	(394)

Interest income	31	84

Gain on early retirement of debt	4	1

Equity in (losses) earnings of unconsolidated investees, net	(2)	20

Other, net	(6)	55

(Loss) Income from continuing operations before income taxes	(339)	250

Income tax expense	128	(86)

(Loss) Income from Continuing Operations	(211)	164

Discontinued operations, net (3)	—	255

Net (Loss) Income	(211)	419

Preferred stock dividends paid	—	(2)

(Loss) Income Available to Common Shareholders	$(211)	$417

Diluted (Loss) Earnings Per Common Share	$(0.07)	$0.14

Discontinued Operations, net (3)	—	(0.09)

Diluted (Loss) Earnings Per Common Share from Continuing Operations	$(0.07)	$0.05

Diluted weighted average common shares	2,898.7	2,993.7

Basic (Loss) Earnings Per Common Share	$(0.07)	$0.14

(a)	Results for each of the periods reflected include the results of each of the acquired PCS Affiliates and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.

(1), (2), (3) See accompanying Notes to Financial Data.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(millions, except per share data)

TABLE No. 5

	Quarter Ended
	March 31, 2007	March 31, 2006

(Loss) Income Available to Common Shareholders	$(211)	$417
Preferred stock dividends paid	—	2

Net (Loss) Income	(211)	419
Discontinued operations, net	—	(255)

(Loss) Income from Continuing Operations	(211)	164
Special items (net of taxes) (a)
Severance, lease exit costs and asset impairments	109	23
Merger and integration expense	60	46
Contingencies and Other (a)	25	—
Net gains on investment activities and equity in earnings	—	(32)
Gain on early retirement of debt	(2)	—

Adjusted Net (Loss) Income*	$(19)	$201

Amortization (net of taxes)	551	565

Adjusted Net Income before Amortization*	$532	$766

Diluted (Loss) Earnings Per Share	$(0.07)	$0.14
Discontinued operations, net	—	(0.09)

(Loss) Earnings Per Share from Continuing Operations	(0.07)	0.05
Special items	0.07	0.02

Adjusted Earnings Per Share*	$0.00	$0.07

Amortization (net of taxes) (b)	0.18	0.19

Adjusted Earnings Per Share before Amortization*	$0.18	$0.26

(a)	See accompanying Notes to Financial Data for more information
(b)	Rounding differences are recorded to the Amortization (net of taxes) line.

Sprint Nextel Corporation

CONDENSED SONSOLIDATED BALANCE SHEETS

(millions)

TABLE No. 6

	(Unaudited)
	March 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$2,346	$2,046
Marketable securities	8	15
Accounts receivable, net	4,258	4,595
Inventories	884	1,176
Deferred tax assets	602	923
Prepaid expenses and other current assets	849	1,549

Total current assets	8,947	10,304

Investments	261	253
Property, plant and equipment, net	26,071	25,868
Goodwill	30,556	30,904
FCC licenses and other	20,384	19,935
Customer relationships, net	6,348	7,256
Other definite lived intangible assets, net	1,916	1,962
Other assets	606	679

Total	$95,089	$97,161

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,307	$3,394
Accrued expenses and other liabilities	4,606	5,261
Current portion of long-term debt and capital lease obligations	419	1,143

Total current liabilities	8,332	9,798

Long-term debt and capital lease obligations	21,752	21,011
Deferred income taxes	9,160	10,095
Postretirement and other benefit obligations	244	244
Other liabilities	3,129	2,882

Total liabilities	42,617	44,030

Shareholders’ equity
Common shares	5,902	5,902
Treasury shares, at cost	(1,073)	(925)
Other shareholders’ equity	47,643	48,154

Total shareholders’ equity	52,472	53,131

Total	$95,089	$97,161

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited) (a)

(millions)

TABLE No. 7

For the Year-to-Date Period Ended	March 31, 2007	March 31, 2006
Operating Activities
Net (Loss) income	$(211)	$419
Discontinued operations, net	—	(255)
Depreciation and amortization	2,268	2,346
Deferred income taxes	(185)	129
Other, net	592	(372)

Net cash provided by continuing operations	2,464	2,267
Net cash provided by discontinued operations	—	698

Net cash provided by operating activities	2,464	2,965

Investing Activities
Cash paid for capital expenditures	(1,813)	(1,728)
Expenditures relating to FCC licenses and other intangible assets	(109)	(136)
Cash collateral for securities loan agreements	866	—
Acquisitions, net of cash acquired	—	(3,399)
Proceeds from sales of assets and investments	27	123
Purchases of marketable securities	—	(464)
Proceeds from maturities and sales of marketable securities	7	1,294
Other, net	—	51

Net cash used in investing activities	(1,022)	(4,259)

Financing Activities
Borrowings under credit facility	750	—
Purchase and retirements of debt	(608)	(868)
Proceeds from issuance of commercial paper	2,591	—
Commercial paper maturities	(2,706)	—
Payments of securities loan agreements	(866)	—
Purchase of common shares	(300)	—
Retirement of redeemable preferred shares	—	(247)
Proceeds from issuance of common shares	69	185
Dividends paid	(72)	(76)

Net cash used in financing activities	(1,142)	(1,006)

Change in cash and cash equivalents	300	(2,300)

Cash and cash equivalents, beginning of period	2,046	8,903

Cash and cash equivalents, end of period	$2,346	$6,603

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 8

For the Quarter Ended March 31, 2007	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating Income (Loss)	$1	$94	$23	$(116)
Special items (a)
Severance, lease exit costs and asset impairments	174	141	32	1
Merger and integration expense	99	—	—	99
Contingencies and Other (a)	41	18	23	—

Adjusted Operating Income (Loss)*	315	253	78	(16)
Depreciation and amortization	2,268	2,142	127	(1)

Adjusted OIBDA*	2,583	2,395	205	(17)
Capital expenditures	1,607	1,403	144	60

Adjusted OIBDA* less Capex	$976	$992	$61	$(77)

For the Quarter Ended March 31, 2006	Consolidated	Wireless	Long Distance	Corporate & Eliminations
Operating Income (Loss)	$484	$433	$107	$(56)
Special items (a)
Severance, lease exit costs and asset impairments	38	28	10	—
Merger and integration expense	76	—	—	76

Adjusted Operating Income*	598	461	117	20
Depreciation and amortization	2,346	2,223	122	1

Adjusted OIBDA*	2,944	2,684	239	21
Capital expenditures	1,243	1,071	92	80

Adjusted OIBDA* less Capex	$1,701	$1,613	$147	$(59)

(a)	See accompanying Notes to Financial Data for more information

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS (Unaudited)

(millions)

TABLE No. 9

	Quarter Ended
	March 31, 2007	March 31, 2006

Wireless
Adjusted OIBDA*	$2,395	$2,684
Service, wholesale, affiliate and other net operating revenues (a)	8,065	7,688
Adjusted OIBDA margin*	29.7%	34.9%

Operating income	$94	$433
Operating income margin	1.2%	5.6%

Long Distance
Adjusted OIBDA*	$205	$239
Total net operating revenues	1,598	1,666
Adjusted OIBDA margin*	12.8%	14.3%

Operating income	$23	$107
Operating income margin	1.4%	6.4%

Consolidated
Adjusted OIBDA*	$2,583	$2,944
Service, wholesale, affiliate and other net operating revenues (a)	9,438	9,244
Adjusted OIBDA margin*	27.4%	31.8%

Operating income	$1	$484
Operating income margin	0.0%	5.2%

(a)	Excludes $10 million of revenue generated by Velocita, which has been normalized out of Adjusted OIBDA.

Sprint Nextel Corporation

NON-GAAP MEASURES AND RECONCILIATIONS

(millions)

TABLE No. 10

	Quarter Ended
	March 31,	March 31,
	2007	2006
Adjusted OIBDA*	$2,583	$2,944
Adjust for special items	(314)	(114)
Other operating activities, net (a)	195	(563)

Cash provided by continuing operations (GAAP)	2,464	2,267

Capital expenditures	(1,813)	(1,518)
Dividends paid	(72)	(76)
Proceeds from sales of assets	27	119
Payments for FCC Licenses	(107)	(136)
Other investing activities, net	(2)	152

Free Cash Flow*	497	808

Increase (decrease) in debt, net	27	(868)
Retirement of redeemable preferred shares	—	(247)
Purchase of common shares	(300)	—
Discontinued operations activity, net (b)	—	298
Purchase of PCS Affiliates and Velocita, net of cash acquired	—	(3,399)
Change in restricted cash	—	93
Investments in debt securities, net	7	830
Proceeds from common shares issued	69	185

Change in cash and cash equivalents—GAAP	$300	$(2,300)

TABLE No. 11

March 31,
2007
Total Debt	$22,171
Less: Cash on hand	(2,346)
Less: Current marketable securities	(8)

Net Debt*	$19,817

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income (loss).
(b)	See accompanying Notes to Financial Data for more information.

Sprint Nextel Corporation

OPERATING STATISTICS

TABLE No. 12

	1Q07	4Q06
Wireless

Financial and Other Statistics

Direct Post-Paid Subscribers
Service revenue (in millions)	$7,418	$7,588
ARPU	$59	$60
Churn	2.3%	2.3%
Additions (in thousands)	(220)	(306)
End of period subscribers (in thousands)	41,585	41,805
Hours per subscriber	16	16

Direct Prepaid Subscribers
Service revenue (in millions)	$397	$371
ARPU	$32	$32
Churn	7.0%	6.5%
Additions (in thousands)	275	171
End of period subscribers (in thousands)	4,287	4,012

Wholesale Subscribers
Additions (in thousands)	467	830
End of period subscribers (in thousands)	6,825	6,358

Affiliate Subscribers
Additions (in thousands)	46	46
End of period subscribers (in thousands)	945	899

Total Subscribers
Additions (in thousands)	568	741
End of period subscribers (in thousands)	53,642	53,074

Number of cell sites on air (in thousands)	62	61

Adjusted OIBDA* (in millions) (1)	$2,395	—
Service, wholesale, affiliate and other net operating revenues (in millions) (2)	$8,065	—
Adjusted OIBDA margin*	29.7%	—

Capital expenditures	$1,403	$2,238
Adjusted OIBDA* less capital expenditures	$992	—

Long Distance

Financial and Other Statistics (dollars in millions, except where stated)

Total Long Distance Net Operating Revenues	$1,598	$1,632
Voice net operating revenue	$898	$912
Data net operating revenue	$311	$350
Internet net operating revenue	$344	$319
Other net operating revenue	$45	$51

Total Operating Expenses	$1,575	$1,520
Costs of services and products	$1,112	$1,096
Selling, general and administrative	$304	$272
Depreciation	$127	$147
Severance, lease exit costs and asset impairments	$32	$5

Operating income	$23	$112
Operating income margin	1.4%	6.9%

Adjusted OIBDA*	$205	—
Adjusted OIBDA margin*	12.8%	—

Capital expenditures	$144	$274
Adjusted OIBDA* less capital expenditures	$61	—

YOY voice volume growth	4%	1%

(1)	See Table 8 for Adjusted OIBDA* reconciliation.
(2)	Excludes $10 million of revenue generated by Velocita, which has been normalized out of Adjusted OIBDA.
(3)	4Q06 non-GAAP metrics and other items not included.

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	In the first quarter 2007, we recorded merger and integration costs of $99 million pre-tax ($60 million, net of tax). All merger costs were related to the Sprint-Nextel merger, the PCS Affiliates and Nextel Partners’ acquisitions. Certain merger and integration costs are generally considered to be non-recurring in nature and have been reflected as unallocated corporate costs and therefore excluded from segment results.

In the first quarter 2006, we recorded merger and integration costs of $76 million pre-tax ($46 million, net of tax). All merger costs were related to the Sprint-Nextel merger, the PCS Affiliates and Nextel Partners’ acquisitions. Certain merger and integration costs are generally considered to be non-recurring in nature and have been reflected as unallocated corporate costs and therefore excluded from segment results.

(2)	In the first quarter 2007, we recorded severance, lease exit costs and asset impairment charges of $174 million pre-tax ($109 million, net of tax), which consists of about $166 million pre-tax related to work force reductions and lease termination charges, and $8 million pre-tax of asset impairments primarily related to the abandonment of various assets. Severance, lease exit costs and asset impairment charges are allocated to the appropriate segment results.

In the first quarter 2006, we recorded severance and asset impairment charges of $38 million pre-tax ($23 million, net of tax), which consists of about $20 million pre-tax in severance and related costs associated to work force reductions of legacy Sprint employees and $18 million pre-tax of asset impairments primarily related to software asset impairment and abandonment. Severance, lease exit costs and asset impairment charges are allocated to the appropriate segment results.

(3)	In May 2006 we entered into a separation and distribution agreement with Embarq Corporation, which consists primarily of the business that we had reported as the Local segment in our consolidated financial statements in prior periods and at the time, was a wholly owned subsidiary. On May 17, 2006, we completed the spin off of Embarq. The results of the discontinued operations (net of tax), have been reclassified out of the operating results as of the first day of each period presented.

(4)	Contingencies and other includes a charge associated with legal contingencies and net costs associated with the planned exit of a non-core line of business.